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                                                                  EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

DecisionOne Corporation:

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-28411 of DecisionOne Corporation (a wholly owned subsidiary of DecisionOne Holdings Corp.) and subsidiaries on Form S-1 of our report dated May 30, 1997 and our report dated December 29, 1995 on DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc. (the "Predecessor")) and subsidiary which are part of this Registration Statement, and of our reports dated May 30, 1997 and December 29, 1995 relating to the financial statement schedules appearing elsewhere in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 14, 1997